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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

         This Agreement, made as of this 22nd day of March, 2001, by and between Contour Energy Co., a Delaware corporation (the "Company"), and Kenneth R. Sanders ("Executive").


                                   WITNESSETH:

         WHEREAS, the Company desires to employ Executive, and in particular, as President and Chief Executive Officer, effective April 30, 2001, on the terms set forth below, and Executive is willing to accept such employment on such terms.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereto do hereby agree:

1.       DEFINITIONS

         As used in this Agreement, defined words and phrases have the meaning first ascribed to them herein whenever the first letter of each word is capitalized. Words used in the masculine apply equally to the feminine, and wherever the context dictates, the plural should be read as the singular and the singular as the plural. References to Sections are to Sections of this Agreement. The headings at the beginning of each section are inserted for convenience only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement.

         a.       "Board" means the Company's board of directors.

         b.       "Cause" shall be deemed to exist if, and only if:

                  i.       Executive is convicted in a court of law of any crime
                           (i) that constitutes a felony relating to the Company or any other business endeavor or (ii) that constitutes a felony which involves moral turpitude; or

                  ii. Executive engages in willful misconduct or any material breach of or willful material failure to perform his duties and responsibilities hereunder, which misconduct, breach, or failure shall continue after the Company, by action of the Board, shall have advised Executive thereof in writing and shall have afforded Executive a reasonable opportunity (which shall be at least 30 days from the date of such written advice or knowledge thereof) to correct the acts or omissions complained of, and which Executive shall have so failed to take action to correct within such period.

         c. "Disability" means Executive's inability to fully and competently perform the duties hereunder for a period of at least three consecutive months by reason of mental or physical illness or other incapacity. The Company and Executive or his attorney-in-fact shall, based on competent medical advice, determine whether Executive is and continues to be disabled. If the Company and Executive or his attorney-in-fact disagree with the determination of disability, then each of them shall appoint a doctor and the two doctors shall select a third independent doctor whose decision as to whether Executive has been unable to perform the duties of the nature contemplated hereunder for a three-consecutive-month period shall be binding on the parties.



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                  The doctor advising the Company with regard to the Company's initial determination of whether Executive has been disabled within the foregoing meaning and the independent doctor selected by the two doctors designated by the Company and Executive or his attorney-in-fact shall be given full access to Executive's medical records and shall be afforded a reasonable opportunity to examine Executive. The Company agrees to instruct such doctors to maintain all information reflected in Executive's records in full confidence and not to disclose such information to any person (including the Company) except as may be necessary for the determination described above. All references to doctor in this paragraph 1.d shall mean a practicing doctor of medicine.

         d. "Executive Officer" means all positions held by Executive with the Company at present and, effective April 30, 2001, President and Chief Executive Officer.

         e.       "Fair Market Value" has the meaning given such phrase in
                  Section 4.b hereof.

         f. "Notice of Termination" means a written notice that sets forth the date of termination and, in the event of termination for Cause or Disability, the facts and circumstances claimed to provide a basis for termination of Executive's employment.

         g. "Change of Control" means if (i) the Company is merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by the former shareholders of the Company; (ii) the Company sells all or substantially all of its assets to another corporation, which is not a wholly-owned subsidiary of the Company; (iii) any person or group within the meaning of the Securities Exchange Act of 1934, as amended, acquires (together with voting securities of the Company held by such person or group) 30% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record) pursuant to any transaction or combination of transactions; (iv) there is a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934,, as amended, whether or not the Company is then subject to such reporting requirements; or (v) the individuals who, at the beginning of any period of twelve consecutive months, constituted the Board of Directors cease, for any reason, to constitute at least a majority thereof, unless the nomination for election or election by the Company's shareholders of each new director of the Company was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved.

2.       TERM

         This Agreement commences effective as of March 22, 2001 (the "Commencement Date"), and shall continue for three (3) years from the Commencement Date, unless sooner terminated (the "Employment Term").


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3.       DUTIES

         During the Employment Term the Company will employ Executive in a senior executive capacity, with such responsibilities as the Company may from time to time determine during the term of this Agreement, including the duties attendant to being Executive Officer. Executive will comply with all applicable laws, with all corporate documents governing the conduct of the Company's business and affairs, and with the Company's policies.

         Executive agrees to devote substantially all of his business time to the performance of his duties hereunder.

4.       COMPENSATION

         a. The Company shall pay Executive for all services to be performed hereunder during the term of this Agreement. The Company agrees to pay to Executive an annual salary of $250,000 (the "Base Salary"), payable in semimonthly installments in arrears on the fifteenth and last day of each calendar month, the first such installment to be payable for the period ended March 31, 2001. On the anniversary of this Agreement in each of 2002 and 2003, the Base Salary shall be adjusted upward by the amount necessary, if any, to provide a cost of living adjustment ("COLA"). The annual adjustment shall be determined by reference to the latest available monthly publication (prior to each such anniversary date) by the U.S. Department of Labor of the Consumer Price Index compared to the comparable publication in the preceding year and applying appropriate calculations to arrive at the Base Salary for the ensuing year of the Employment Term.

         b. With respect to each full fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an "Annual Bonus") in such amount, if any, as determined in the sole discretion of the Board; provided, however, that, should he remain employed for the full Employment Term, Executive shall be paid a cash lump sum of the lesser of (a) $400,000 and (ii) $400,000 minus an amount equal to "Aggregate Value". "Aggregate Value" shall mean (i) all amounts payable to Executive as Annual Bonuses, plus (ii) a dollar amount equal to 400,000 multiplied by the excess, if any, of (a) the Fair Market Value (as hereinafter defined) of a Share (as hereinafter defined) as of March 21, 2004, over
                  (b) $2.00. For purposes hereof "Fair Market Value" of a Share shall mean the arithmetic average, for the twenty business days preceding March 21, 2004 or, if earlier preceding the date of termination of Executive's employment pursuant to Sections 6b, 6c or 6d hereof, on which Shares could have been traded, of the last reported sale prices regular way or, in case no such reported sale takes place on any such day, the average of the last closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Shares are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, (i) the closing sale price for such day reported by the NASDAQ Stock Market, if such security is traded over-the-counter and quoted on the NASDAQ Stock Market, or
                  (ii) if such security is so traded, but no so quoted, the average of the closing reported bid and


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                  asked prices of such security as reported by the NASDAQ Stock
                  Market or any comparable system, or (iii) if such security is not listed on the NASDAQ Stock Market or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Fair Market Value per Share of such security shall be deemed to be the fair value per share of such security as reasonably determined in good faith by the Board of Directors of the Company.

         c. The Company acknowledges that the Board (and/or the Compensation Committee thereof) has granted Executive, as of March 22, 2001, under the Company's 2001 Stock Plan, options ("Options") to purchase 400,000 shares ("Shares") of common stock of the Company, at an exercise price of $2.00 per share, subject to adjustment from time to time in accordance with such Plan.

         d. In addition to the payments and awards set forth in paragraphs a, b, c, and d above:

                  i. During the term of this Agreement, upon submission of a reasonable accounting, the Company shall reimburse Executive for all reasonable travel, entertainment, and other business expenses that are in compliance with Company policy related to his employment hereunder.

                  ii. During the term of this Agreement, Executive shall be eligible for the Company's employee benefit programs on the terms on which the same are extended to the Company's executives generally, including but not limited to the Company's Section 401(k) plan, a health care plan, 30 work days (per calendar year) vacation, and reimbursement for reserved parking expenses. To the extent that vacation is not used in any year during the Employment Term, such vacation may be carried forward without limitation. The amount of vacation accrued for the year in which termination of employment occurs shall be prorated for the fraction of the year which has transpired as of the date of termination.

         e. During the term of this Agreement, Executive shall be entitled to reimbursement for membership dues for a business club (luncheon) and a country club and to reimbursement for the initiation fees and dues for an athletic club.

         The Company shall have the right to deduct from all payments to be made under this Agreement any federal, state, or local taxes required by law to be withheld from such payments.

5.       NONDISCLOSURE OF CONFIDENTIAL INFORMATION

         Executive agrees that, during his employment by the Company and thereafter, he will not use or disclose to others, directly or indirectly, any confidential information relating to the business, prospects, or plans of the Company or its subsidiaries. Notwithstanding the previous sentence, Executive shall not be in violation of this section in the event of a disclosure pursuant to a court action or governmental rule, regulation or proceeding (hereinafter referred to as an "Ordered Disclosure") provided Executive has notified the


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         Company of such Ordered Disclosure within five business days of being personally served with such Ordered Disclosure. Executive agrees to cooperate in good faith with the Company in responding to such Ordered Disclosure in order to prevent, limit, or impose restrictions on such Ordered Disclosure. In no event, however, shall this section require Executive to take action or otherwise cause Executive to be in violation of any law or result in contempt of such Ordered Disclosure.

         Upon termination of his employment with the Company, Executive shall surrender to the Company any and all work papers, reports, manuals, documents, and the like (including all originals and copies thereof and all electronic versions thereof) in his possession which contain confidential information relating to the business, prospects or plans of the Company or its affiliates.

         Executive agrees that following any termination of his employment with the Company, he will endorse strategies of the Company, and will not disclose or cause to be disclosed any negative, adverse, or derogatory comments or information of a substantial nature about the Company or its management, or about any product or service provided by the Company, or about the Company's prospects for the future. The Company may seek the assistance, cooperation, or testimony of Executive following any such termination in connection with any investigation, litigation, or proceeding arising out of matters within the knowledge of Executive and related to his position as an officer or employee of the Company, and in any instance, Executive shall provide such assistance, cooperation, or testimony and the Company shall pay Executive's reasonable costs and expenses in connection therewith. In addition, if such assistance, cooperation, or testimony requires more than a nominal commitment of Executive's time, the Company will compensate Executive for such time at a per diem rate derived from Executive's salary from the Company at the time of Executive's termination.

6.       TERMINATION

         The Employment Term and Executive's employment hereunder may be terminated by either party at any time and for any reason; provided, however, that Executive must provide the Company at least sixty days' advance written notice of any resignation of Executive's employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern Executive's rights upon termination of employment with the Company and its affiliates and Executive shall have no other rights to any amounts not herein provided for, including any other severance or termination benefits or payments.

         a.       By the Company For Cause or By Executive Resignation.

                  i. The Employment Term and Executive's employment hereunder may be terminated by the Company for Cause.

                  ii. If Executive's employment is terminated by the Company for Cause, or if Executive resigns, Executive shall be entitled to receive:

                           (A) in cash the Base Salary, as the same may be adjusted for any applicable COLA, through the date of termination;


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                           (B)      in cash any Annual Bonus earned but unpaid
                                    as of the date of termination for any
                                    previously completed fiscal year;

                           (C) reimbursement in cash for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination;

                           (D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company, including, but not limited to, the Company's 2000 Unit Performance Plan and the Company's 2001 Stock Option and Stock Award Plan; and

                           (E) an amount in cash in respect of all accrued but unused vacation through the date of termination based on Executive's Base Salary then in effect and using a per diem rate of pay based on such Base Salary calculated by dividing such Base Salary by 260. The dollar amount payable to Executive under this
                                    Section 6aii(E) shall be the product of such per diem rate and the number of days of accrued but unused vacation (the amounts described in clauses (A) through (E) hereof being referred to as the "Accrued Rights").

         Following such termination of Executive's employment by the Company for Cause or resignation by Executive, except as set forth in this Section 6aii, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

         b.       Disability or Death.

                  i. The Employment Term and Executive's employment hereunder shall terminate upon Executive's death and may be terminated by the Company if Executive suffers a Disability.

                  ii. Upon termination of Executive's employment hereunder for either Disability or death, Executive or Executive's estate (as the case may be) shall be entitled to receive:

                           (A)      the Accrued Rights; and

                           (B) a cash lump sum equal to (i) the product of $400,000 multiplied by a fraction the denominator of which is 1095 and the numerator of which is the number of days transpiring from March 22, 2001 to the date of Executive's death or Disability minus
                                    (ii) the aggregate amount of Annual Bonuses which have previously become payable to Executive hereunder and (iii) minus the amount determined by multiplying (I) the excess of the Fair Market Value of a Share as of the date of termination of Executive's employment over $2.00 by (II) the number of Options vested under the Company's 2001 Stock Option Award Plan as of such date.


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         Following Executive's termination of employment due to death or
         Disability, except as set forth in this Section 6bii, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

         c.       By the Company Without Cause.

                  i. The Employment Term and Executive's employment hereunder may be terminated by the Company without Cause.

                  ii. If Executive's employment is terminated by the Company without Cause, Executive shall be entitled to receive:

                           (A)      the Accrued Rights;

                           (B) a cash lump sum equal to the greater of the then current Base Salary for 12 months or the then current Base Salary prorated for the remaining Employment Term; and

                           (C) a cash lump sum equal to the Adjusted Aggregate Value.

         Following Executive's termination of employment by the Company without Cause, except as set forth in this Section 6cii, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

         d.       Following a Change in Control.

                  i. The Employment Term and Executive's employment hereunder may be terminated by either party following a Change in Control.

                  ii.      Notwithstanding the foregoing provisions of this
                           Section 6, if Executive's employment is terminated by the Company (or its successor) without Cause, or if Executive resigns for any reason, in each case within ninety days following a Change in Control, Executive shall be entitled to receive, subject to clause iii below:

                           (A)      the Accrued Rights;

                           (B)      a cash lump sum equal to the amount
                                    determined by multiplying the Base Salary in effect at the date of termination by three
                                    (3); and

                           (C) a cash lump sum equal to the Adjusted Aggregate Value.

                  iii. If all or any portion of the amount of any payment made on account of this Section 6d or otherwise (a "Change in Control Payment") would not be deductible for federal income tax purposes by a Tax Affiliate (or other person who made or is required to make such Change in Control Payment) by reason of the application of Section 280G of the Internal Revenue Code of 1984 (the "Code"), the aggregate amount of such payment shall be reduced until (A) no portion of the total amount of all Change in Control Payments is not deductible by a Tax Affiliate (or other person who made or is required to make such Change in Control Payment) by reason of the application of that section or (B) the aggregate amount of such payment is


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                           reduced to zero. For purposes of determining whether
                           all or any portion of the amount of any Change in Control Payment would not be deductible for federal income tax purposes by a Tax Affiliate (or other person who made or is required to make such Change in Control Payment) by reason of the application of that section,

                           (A) no portion of the total amount of all Change in Control Payments the receipt or enjoyment of which the Employee shall have effectively waived, for purposes of section 280G of the Code, before the date of payment of the payments required under Section 6d shall be taken into account;

                           (B) no portion of the total amount of all Change in Control Payments shall be taken into account that, in the opinion of tax counsel selected by the Company's independent accountants and reasonably acceptable to Executive (the "Tax Counsel"), does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code;

                           (C) no portion of the total amount of all Change in Control Payments shall be taken into account that, in the opinion of Tax Counsel,
                                    (x) constitutes reasonable compensation for services rendered within the meaning of section 280G(B)(4) of the Code and (y) is not considered in the calculation of a "parachute payment"; and

                           (D) the value of any noncash benefit or any deferred payment or benefit included in the total amount of all Change in Control Payments shall be determined by the Company's independent accountants, subject to review and comment by Executive, in accordance with sections 280G(d)(3) and 280G(d)(4) of the Code.

                  Notwithstanding the foregoing provisions of this Section 6diii, it is the intention of the Company and the Executive to give effect to the full amount of the payments contemplated by
                  Section 6dii above, and the Company agrees to use commercially reasonable efforts to structure such payments in such a manner as to achieve the fullest deductibility as is practicable and consistent with legal requirements. Such structural features may include, without limitation, reasonable allocations of portions of the payments as consideration for surviving covenants of Executive hereunder, deferral of portions of such payments or other appropriate changes with respect to such payments.

         e. Definition of Adjusted Aggregate Value. "Adjusted Aggregate Value" at any date with reference to the termination of Executive's employment under Sections 6c and 6d hereof shall mean the lesser of (i) $400,000 and (ii) an amount equal to $400,000 minus the aggregate amount of Annual Bonuses which have previously become payable to Executive hereunder and minus the amount determined by multiplying (I) the excess of the Fair Market Value of a Share as of the date of


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                  termination of Executive's employment over $2.00 by (II) the number of Options vested under the Company's 2001 Stock Option Award Plan as of such date.

         f. Prompt Payment. Amounts payable in cash under this Section 6 shall be paid promptly upon termination of employment but in any event within 30 days thereafter.

         g. Continued Employment Beyond the Expiration of the Employment Term. Unless the parties otherwise agree in writing, continuation of Executive's employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive's employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions Sections 5, 7, and 9 of this Agreement shall survive any termination of this Agreement or Executive's termination of employment hereunder.

         h. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by Notice of Termination to the other party hereto in accordance with Section 15.

         i. Board Resignation. Upon termination of Executive's employment for any reason, Executive shall resign, as of the date of such termination and to the extent applicable, from the Board and the board of directors of any of the Company's affiliates.

7.       RESTRICTIVE COVENANT

         a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

                  i. During the period commencing on March 22, 2001, and terminating on March 21, 2004, or, if a shorter period, one (1) year after termination of employment by the Company without Cause under Section 6c hereof or following a Change in Control under Section 6d hereof (the "Restricted Period"), Executive will not directly or indirectly:

                           (A) engage in any business that competes with the business of the Company or its affiliates (a "Competitive Business");

                           (B) enter the employ of, or render any services to, any person or entity (or any division of any person or entity) who or which engages in a Competitive Business, including any person or entity who or which derives more than 10% of its annual revenues from any Competitive Business (or which is part of a controlled group of corporations which derives more than 10% of its annual revenues from any Competitive Business).

                           (C)      acquire a financial interest in, or
                                    otherwise become actively involved with, any Competitive Business, directly or indirectly, as


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                                    an individual, partner, shareholder,
                                    officer, director, principal, agent, trustee or consultant; or

                           (D) interfere with, or attempt to interfere with, business relationships (whether formed before, on, or after the date of this Agreement) between the Company or any of its affiliates and employees, customers, or suppliers of the Company or its affiliates.

                  ii. Notwithstanding anything to the contrary in this Agreement, Executive may directly or indirectly own, solely as an investment, securities of any person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange (including the NASDAQ Stock Market as an exchange for this purpose) or on the over-the-counter market if Executive (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 3% or more of any class of securities of such person.

                  iii. During the period of one (1) year following the date Executive ceases to be employed by the Company, whether at the end of the Employment Term or sooner (the "Special Restricted Period"), Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:

                           (A) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates;

                           (B) hire any such employee who was employed by the Company or its affiliates as of the date of Executive's termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive's employment with the Company; or

                           (C) directly or indirectly divert or attempt to divert from the Company any property acquisition or geological concept as to which the Company has been actively engaged during the term hereof.

                  iv. During the Special Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

         b. It is expressly understood that although Executive and the company consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time


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                  and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

8.       INDEMNIFICATION

         Except to the extent attributable to Executive's willful misconduct or action leading to the Company's termination of this Agreement for Cause, the Company shall indemnify Executive against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which Executive has been made a party by reason of his capacity as Executive Officer of the Company if Executive acted in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe Executive's conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Executive did not act in good faith and in a manner which Executive reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that Executive's conduct was unlawful.

9.       ADDITIONAL REMEDIES

         In the event of a breach or a threatened breach of the terms of Section 5 or 7 by Executive, the Company shall, in addition to all other remedies, be entitled to a temporary or permanent injunction and/or a decree for specific performance, in accordance with the provisions hereof, without showing any actual damage or that monetary damages would not provide an adequate remedy and without any bond or other security being required.

10.      NONASSIGNMENT

         This Agreement is personal to Executive and shall not be assigned by him. Executive shall not hypothecate, delegate, encumber, alienate, transfer, or otherwise dispose of his rights and duties hereunder. The Company may assign this Agreement without Executive's consent to any other entity who, in connection with such assignment, acquires all or substantially all of the Company's assets, or into or with which the Company is merged or consolidated.

11.      WAIVER

         The waiver by the Company of a breach by Executive of any provision of this Agreement shall not be construed as a waiver of any subsequent breach by Executive.

12.      SEVERABILITY

         If any clause, phrase, provision, or portion of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable the remainder of this Agreement and shall not affect the application of any clause, provision, or portion hereof to other persons or circumstances.

13.      DISPUTES

         Each of the parties hereto hereby irrevocably agrees that any legal action or proceeding arising out of this Agreement shall be brought only in the state or federal courts located in the State of Texas. Each party hereto hereby irrevocably consents to the service of process outside the territorial jurisdiction of such courts in any such action or proceeding by the mailing of such documents by registered United States mail, postage prepaid, if to the Company to the address of its principal place of business and if to Executive to the address listed in the Company's books and records.

14.      RELEVANT LAW

         This Agreement shall be construed by, subject to, and governed in accordance with the internal laws of the State of Texas.

15.      NOTICES

         All notices, requests, demands, and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States post office by registered or certified mail, postage prepaid, addressed as follows, or to such other address as shall have been designated in writing by the addressee:

         a.       If to the Company

                           Contour Energy Co.
                           Suite 1100
                           601 Jefferson Street
                           Houston, Texas   77002
                           Attention:  Corporate Secretary

         b.       If to Executive:

                           Kenneth R. Sanders
                           Contour Energy Co.
                           Suite 1100
                           601 Jefferson Street
                           Houston, Texas   77002

16.      ENTIRE AGREEMENT

         This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and communications, whether oral or written, and this Agreement shall not be modified or amended except by written agreement of the Company and Executive.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

                                        COMPANY:

                                        CONTOUR ENERGY CO.



                                        By  /s/ Ward W. Woods
                                          --------------------------------------
                                            Authorized Representative


                                        EXECUTIVE:



                                            /s/ Kenneth R. Sanders
                                        ----------------------------------------


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